Exhibit d.3

KOPP FUNDS, INC.

SECOND AMENDMENT

TO THE

INVESTMENT ADVISORY AGREEMENT

THIS SECOND AMENDMENT, dated as of September 30, 2003, to the Investment Advisory Agreement dated as of October 1, 1997, as amended (the “Agreement”), by and between Kopp Funds, Inc. and Kopp Investment Advisors, Inc., each a Minnesota corporation, shall be as follows:

Effective September 30, 2003, Kopp Investment Advisors, Inc., a Minnesota corporation, merged with and into Kopp Investment Advisors LLC, a Minnesota limited liability company.  As a result, Kopp Investment Advisors LLC succeeded to all the rights and assumed all of the liabilities of Kopp Investment Advisors, Inc.  Accordingly, as of the date hereof, Kopp Investment Advisors LLC will be the successor party to Kopp Investment Advisors, Inc. under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Corporation:

The Advisor:

KOPP FUNDS, INC.

KOPP INVESTMENT ADVISORS LLC

By: /s/ L.C. Kopp

By:/s/ L.C. Kopp

Attest: /s/ K.S. Tillotson

Attest: /s/ K.S. Tillotson